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                                                                    EXHIBIT 99.1

[FIFTH THIRD BANK LOGO]
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                                                              NEWS RELEASE
CONTACT: NEAL E. ARNOLD (ANALYSTS)                       FOR IMMEDIATE RELEASE
        (513) 579-4356                                       JUNE 20, 2000
         ROBERTA R. JENNINGS (MEDIA)
         (513) 579-4153

                FIFTH THIRD BANCORP DECLARES 3-FOR-2 STOCK SPLIT,
                        INCREASES QUARTERLY CASH DIVIDEND

         Fifth Third Bancorp is pleased to announce that its Board of Directors today approved a 3-for-2 stock split in the form of a stock dividend and increased the second quarter cash dividend to $.27 per share ($.18 on a post-split basis). The increased dividend is 35 percent higher than the $.20 per share declared in June 1999 and 13 percent higher than the $.24 declared last quarter.

         Both dividends will be paid on July 14, 2000, to shareholders of record as of June 30, 2000. Any fractional shares created by the stock split will be paid in cash based on Fifth Third Bancorp's closing price on June 30, 2000.

         Fifth Third President & CEO George A. Schaefer, Jr. states, "We believe today's split further improves the attractiveness of Fifth Third's shares to a broader range of investors and expect that it will benefit our shareholders by increasing the liquidity and accessibility of our stock as we continue our overall growth strategy. As a result of this split, our fifth in the past ten years, a single share of Fifth Third Bancorp stock purchased in 1990 equates to nearly eight shares today."

         He continues, "In addition, we are pleased to again raise our cash dividend after only nine months--a precedent we've consistently followed for over 13 years. It represents the 34th increase in the Bancorp's 26-year history and further demonstrates our commitment to maximizing shareholder value."

         Fifth Third Bancorp will report its second quarter 2000 financial results on Friday, July 14, 2000.


                                     -MORE-

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         Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has over $44 billion in assets, operates 14 affiliate banks with 642 full-service Banking Centers, including 116 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,400 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Florida, Arizona, Michigan and Illinois. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 and commercial paper ratings of A1+ and P1 from Standard & Poor's and Moody's, respectively. A leader in e-commerce, Fifth Third was named #1 e-business innovator by PC Week. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The company's common stock is traded in the over-the-counter market through the NASDAQ National Market System under the symbol "FITB."


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